Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

Investor Relations

Jeffrey W. Church

CFO, Treasurer & Secretary

(240) 632-5510

jchurch@genvec.com

GENVEC ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

GAITHERSBURG, Md (July 31, 2003) - GenVec, Inc. (Nasdaq:GNVC), a biopharmaceutical company, today announced financial results for the second quarter ended June 30, 2003. GenVec reported a net loss of $6.0 million or ($0.26) per share compared to a net loss of $6.9 million or ($0.32) per share in the comparable quarter of 2002. For the six months ended June 30, 2003, the Company reported a net loss of $11.2 million or ($0.49) per share compared to a net loss of $13.3 million or ($0.61) per share for the comparable six-month period in 2002.

Revenues for the second quarter were $2.5 million compared to $1.6 million for the same period last year.  For the six-month period ended June 30, 2003, the Company reported revenues of $5.7 million compared to $2.2 million for the comparable six-month period for 2002. Revenue for the current quarter was primarily attributable to contracted work performed under a $10.2 million collaboration with the Vaccine Research Center at the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) under which GenVec will use its proprietary adenovector technology for the development of clinical grade preventative AIDS and SARS vaccine candidates; work performed under a $1.9 million contract with the Naval Medical Research Center (NMRC) under which GenVec will use its proprietary cell line and second-generation adenovector technology for the development of vaccine candidates against malaria and dengue virus; and funded work performed under a research collaboration with Fuso Pharmaceutical Industries, Ltd.

Operating expenses for the quarter ended June 30, 2003 increased to $8.4 million from $8.0 million in the second quarter of 2002 including a $1.2 million charge for severance and termination costs related to a workforce reduction announced on April 23, 2003.  Planned increases in development costs for GenVec’s TNFerade and AdPEDF product development programs also contributed to the increase.  Offsetting these increases were reductions in general and administrative expenses totaling $900,000 as a result of the Company’s cost cutting efforts.

On April 15, 2003, GenVec and Diacrin, Inc. jointly announced the signing of a definitive merger agreement under which GenVec will acquire Diacrin through an exchange of stock.  If the proposed merger is completed, the combined company will have over $45 million in cash and investments at closing, sufficient to support operations into 2006.  GenVec ended the second quarter of 2003 with $8.1 million in cash and investments.

Mr. Jeffrey W. Church, GenVec’s Chief Financial Officer, commented on the status of GenVec’s proposed merger with Diacrin, Inc., “ The joint proxy statement and prospectus was declared effective by the Securities & Exchange Commission on July 21, 2003.  Proxy materials have been mailed to both GenVec and Diacrin shareholders for them to vote on various proposals including the adoption of the merger agreement and approval of the merger at GenVec’s annual meeting of shareholders and Diacrin’s special meeting of shareholders; both to be held on August 21, 2003.”

Mr. Church, also commented on GenVec’s stand-alone business and financial results, “During the first half of 2003, GenVec has continued to make progress in moving our product candidates forward while keeping costs in line with corporate and analyst projections.  We expect our net loss for the second half of 2003 to decrease by approximately 30% due to the continued growth of our funded collaboration efforts coupled with lower expenses resulting from the previously announced cost reduction program in April 2003.”

In addition to the announcement of the proposed merger with Diacrin, during the current quarter GenVec expanded its existing agreement with the Vaccine Research Center of the National Institute of Allergy and Infectious Diseases to include the development of a SARS vaccine.  In May, preclinical data for our lead ophthalmology product candidate, AdPEDF, was presented at the Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting.  Additionally, we presented preliminary data from the dose escalation portion of a Phase II study using TNFerade in combination with chemotherapy and radiation in patients with locally advanced pancreatic cancer as well as data from a Phase I study of TNFerade in patients with soft tissue sarcoma at the American Society of Clinical Oncology (ASCO) Annual Meeting.  The Company continues to pursue strategic corporate partnerships and alliances to advance its portfolio of gene-based product candidates.

GenVec is a publicly held biopharmaceutical company focused on the development and commercialization of products that produce medically beneficial proteins at the site of disease.  The Company combines its patented gene transfer technologies with proprietary therapeutic genes to create product candidates, such as TNFerade™ for cancer, BIOBYPASS® for coronary artery disease, and AdPEDF for macular degeneration.  The Company is also collaborating with the U.S. Government for the development of therapeutic vaccine candidates for HIV, SARS, malaria and dengue virus. Additional information on GenVec is available at its web site located at www.genvec.com, and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “plan,” “outlook,” “prospect,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical experience: risks relating to the early stage of product candidates under development; risks relating to GenVec’s ability to identify and enter into agreements with potential collaborative partners; uncertainties relating to clinical trials; dependence on third parties; risks that anticipated reductions in expenses from our reduction in workforce and other cost-cutting efforts will not materialize; uncertainties as to whether our anticipated merger with Diacrin, Inc. will be consummated and the risk that anticipated economies of scale and other benefits of the merger will not materialize; future capital needs; risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); and delays in completing the Diacrin merger.  GenVec’s SEC reports identify additional factors that can affect forward-looking statements.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.

Condensed Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Research and development support	$2,493	$1,575	$5,678	$2,203
Royalties, licenses & other revenue	21	—	21	—
Total revenues	2,514	1,575	5,699	2,203

Operating expenses:
Research and development	5,493	5,375	11,735	10,496
General and administrative	1,723	2,625	3,792	4,790
Severance and termination costs	1,210	—	1,210	—
Total operating expenses	8,426	8,000	16,737	15,286

Loss from operations	(5,912)	(6,425)	(11,038)	(13,083)

Interest income	33	358	128	765
Interest expense	(122)	(143)	(245)	(277)
Investment gains (losses)	—	(684)	—	(691)
Net loss	$(6,001)	$(6,894)	$(11,155)	$(13,286)

Basic and diluted net loss per share	$(0.26)	$(0.32)	$(0.49)	$(0.61)

Weighted average number of shares used in computing basic and diluted net loss per share	22,810	21,783	22,674	21,758

GenVec, Inc.

Selected Balance Sheet Information

(In thousands)	June 30, 2003	December 31, 2002
	(unaudited)
Cash and investments	$8,131	$20,360
Receivables	2,027	924
Working capital	2,887	12,471
Total assets	20,721	31,085
Stockholders’ equity	7,161	15,629

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